Exhibit 99.1
Press Release	Source: Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Reports Results for the Third Quarter of Fiscal Year 2008

Thursday May 15, 5:57 pm ET

LAIYANG, China, May 15 /Xinhua-PRNewswire-FirstCall/ -- Genesis Pharmaceuticals Enterprises, Inc. (OTC Bulletin Board: GTEC - News; "Genesis" or the "Company"), a U.S. pharmaceutical company with its principal operations in the People's Republic of China, today announced its financial results for the quarter ended March 31, 2008, the Company's third quarter of its fiscal year ended June 30, 2008. A 10QSB Form was filed for the quarter with the U.S. Securities Exchange Commission that is available through the Company's website and from the SEC.

Third Quarter 2008 Highlights:
-- Revenue totaled $28.1 million, up 48.5% year-over-year
-- Gross profit totaled $21.8 million, up 60.7% year-over-year
-- Gross margin was 77.4%, compared to 71.5% a year ago
-- Net income rose to $4.5 million, up 138.46% from the quarter ended March 31, 2007, $0.01 per basic and diluted share
-- Engaged Moore Stephens Wurth Frazer & Torbet, LLP as independent auditor

"We are pleased to report financial results that confirm the growing popularity of our products. Our best selling products continue to be Clarithromycin sustained-release tablets and Itopride Hydrochloride granules. Sales for Baobaole chewable tablets, our first Chinese herbal over the counter drug product, have grown rapidly since we introduced it at the end of 2007," said Mr. Cao Wubo, Chairman and CEO of Genesis Pharmaceuticals Enterprises, Inc. "We have several new drugs that are still in various stages of approval from China's State Food and Drug Administration, and we believe that we will be able to introduce four new drugs in the near future."

Third Quarter of Fiscal Year 2008 Results

Total revenue in the third quarter ended March 31, 2008 was $28.1 million, up 48.5% from $18.9 million in the prior year's period. This increase in revenue was mostly due to increased sales of the Company's two most popular products, Clarithromycin sustained-release tablets and Itopride Hydrochloride Granules as well as sales of Baobaole chewable tablets, which grew rapidly from the time the product was first launched in the second quarter of fiscal year 2008.

Gross profit in the third quarter ended March 31, 2008 totaled $21.8 million, an increase of 60.7% from $13.5 million in the prior year's period. Gross margin was 77.4%, compared to 71.5% in the prior year's period. The increase of gross profit was due to increased sales of higher profit margin products, better control over raw material purchases and more efficient manufacturing.

Research and development expenses in the third quarter ended March 31, 2008 totaled $1.0 million, up slightly from the prior year's period. These research and development expenses were related primarily to payments to the two research institutes with which the Company has collaborative agreements.

Selling, general and administrative expenses in the third quarter ended March 31, 2008 totaled $12.1 million, up 25.6% from $9.7 million in the prior year's period. The majority of this increase was because of an increase in commissions to sales representatives. Starting January, 2008, the Company increased its sales commissions to provide better incentives to its sales representatives. Administrative expenses related to being a public company also increased in fiscal year 2008.

Operating income in the third quarter ended March 31, 2008 totaled $8.7 million, a 195.8% increase from $2.9 million in the prior year's period, representing operating margin of 30.8%.

Other expenses in the third quarter ended March 31, 2008 totaled $2.0 million, compared to $80,000 in the prior year's period. The significant increase in the Company's other expense was related primarily to a $1.2 million unrealized loss on trading securities, a $0.5 million amortization expense on discounted debt and a $0.2 million loss from discontinued operations.

Net income for the third quarter ended March 31, 2008 totaled $4.5 million, which is $0.01 per basic and fully diluted share, up 138.46% from net income of $1.9 million, which was $0.02 per basic and fully diluted share for the corresponding period in fiscal year 2007. This decrease in earnings per basic and fully diluted shares was due to additional shares and warrants being issued in connection with the reverse merger that took place in October 2007, subscriptions and exercised options.

Nine Month Operating Highlights

Total revenue in the first nine months of fiscal year 2008 was $71.3 million, up 27.6% from $55.8 million in the nine month period ended March 31, 2007. Gross profit was $53.5 million, up 33.4% from $40.1 million in the prior year's period. Gross margin was 75.1%, up from 71.8% in the prior year's period. Operating income totaled $22.1 million, a 97.4% increase from $11.2 million in the prior year's period. The Company's operating margin increased to 31.0%, up from 20.0% in the prior year's period. Net income in the nine month period ended March 31, 2008 totaled $12.9 million, or $0.05 per fully diluted share, up 73.7% from net income of $7.4 million, or $0.08 per fully diluted share, in the nine month period ended March 31, 2007. The decrease in earnings per basic and fully diluted shares was due primarily to an increase in shares outstanding in the nine months ended March 31, 2008.

Financial Condition

As of March 31, 2008, the Company had $21.6 million in cash and $3.5 million in restricted cash. Working capital was $30.8 million, up from $16.0 million as of June 30, 2007. Current liabilities were $25.8 million, and long- term debt consisted of $0.7 million in convertible debt, net of a $4.3 million discount. Research and Development Obligations were $11.9 million to be paid over the next five years. Shareholder's equity was $54.1 million. The Company generated $17.7 million in cash flow from operating activities in the first nine months of fiscal 2008. Capital expenditures totaled $8.6 million, due primarily to the purchase of the land use rights for future manufacture facility expansion.

Business Outlook

Genesis Pharmaceuticals Enterprises, Inc. has five drugs currently approved by the Chinese State Food and Drug Administration, three of which are listed on the national insurance catalog for reimbursement. In addition, sales of the newly launched, Traditional Chinese Medicine over the counter drug, Baobaole chewable tablets, are expected to increase. The Company has several new drugs waiting for government manufacturing and sales approvals.

"We are pleased to report another strong quarter of operations," stated Mr. Cao. "We look forward to receiving approvals for several new drugs that we have submitted to the government for manufacturing and distribution approval. We are increasing the efficiency of our manufacturing processes, and believe that our extensive sales network will allow us to further increase sales of our products throughout China. We look forward to continuing to generate positive financial results."

Conference Call

Genesis Pharmaceuticals Enterprises, Inc. management will host a conference call at 10:00 a.m. Eastern on Friday, May 16, 2008 to discuss financial results for the quarter ended March 31, 2008. The conference call will include Mr. Cao Wubo, Chairman and Chief Executive Officer; Mr. Haibo Xu, COO; and Ms. Elsa Sung, CFO. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 482-0024. International callers should call (617) 801-9702. The Conference Passcode is 514 344 81. If you are unable to participate in the call at that time, replay of the conference call will be available from 12:00 p.m. Eastern on May 16 through Friday, May 30. To access the replay, please call (888) 286-8010. International callers should call (617) 801-6888. The Conference Passcode is 91325898.

About Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Enterprises, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province. Genesis is a major pharmaceutical company in China producing tablets, capsules, and granules for both western and Chinese herbal- based medical drugs. For more information about the Company, refer to http://www.Genesis-China.net .

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	Three months ended		Nine months ended
	March 31		March 31
	2008	2007	2008	2007
REVENUES:
Sales	$26,231,191	$18,472,649	$66,648,051	$52,876,082
Sales - related party	1,869,092	455,580	4,611,849	2,963,871
TOTAL REVENUE	28,100,283	18,928,229	71,259,900	55,839,953

COST OF SALES	6,337,822	5,388,811	17,744,379	15,724,047

GROSS PROFIT	21,762,461	13,539,418	53,515,521	40,115,906

RESEARCH AND DEVELOPMENT EXPENSE	967, 930	953, 560	2,170,240	10,441,060

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,136,164	9,658,803	29,269,330	18,491,304

INCOME FROM OPERATIONS	8,658,367	2,927,055	22,075,951	11,183,542

OTHER (INCOME)
EXPENSE, NET
Other expenese, net	1,217,477	--	1,136,534	--
Non-operating (income) expense	(529)	11,224	(232)	5,642
Interest expense, net	526,509	69,233	925,993	204,671
Loss from discontinued business	228,812	--	341,743	--
OTHER EXPENSE,
NET	1,972,269	80,457	2,404,038	210,313

INCOME BEFORE PROVISION FOR INCOME TAXES	6,686,098	2,846,598	19,671,913	10,973,229

PROVISION FOR INCOME TAXES	2,211,265	970,025	6,808,625	3,567,857

NET INCOME	4,474,833	1,876,573	12,863,288	7,405,372

OTHER COMPREHENSIVE INCOME:
Unrealized (loss) gain on marketable securities	(270,351)	--	1,347,852
Foreign currency translation adjustment	1,960,948	368,537	3,428,779	673,047

COMPREHENSIVE INCOME	$6,165,430	$2,245,110	$17,639,919	$8,078,419

WEIGITED AVERAGE
NUMBER OF SHARES:
Basic	389,605,134	84,545,655	260,297,377	84,131,121
Diluted	393,292,698	90,950,796	263,271,624	89,658,922

EARNINGS PER SHARE:
Basic	$0.01	$0.02	$0.05	$0.09
Diluted	$0.01	$0.02	$0.05	$0.08

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2008

ASSETS
CURRENT ASSETS:	(Unaudited)
Cash	$21,574,044
Restricted cash	3,488,604
Marketable equity securities	2,112,500
Accounts receivable, net of allowance for doubtful accounts of $62,625	20,589,289
Accounts receivable - related parties	2,019,278
Inventories	5,542,846
Other receivables	284,908
Other receivables - related parties	85,680
Advances to suppliers	894,741
Other assets	2,271
Total current assets	56,594,161

PLANT AND EQUIPMENT, net	11,081,056

OTHER ASSETS:
Restricted marketable securities	2,826,413
Debt issuance cost, net	306,825
Intangible assets, net	9,777,832
Total other assets	12,911,070

Total assets	$80,586,287

LIABILITIES AND
SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,448,086
Short term bank loans	2,713,200
Notes payable	3,488,604
Other payables	3,736,397
Other payables - related parties	28,560
Accrued liabilities	545,885
Liabilities assumed from reorganization	1,352,997
Taxes payable	10,521,050
Total current liabilities	25,834,779

CONVERTIBLE DEBT, net of discount $4,328,704 as of March 31, 2008	671,296

COMMITMENTS AND CONTINGENCIES	--

SHAREHOLDERS' EQUITY:
Common Stock ($0.001 par value, 600,000,000 shares authorized, 390,478,760 shares issued and outstanding)	390,480
Paid-in-capital	22,803,151
Capital contribution receivable	(7,711,000)
Retained earnings	28,934,053
Statutory reserves	3,740,456
Accumulated other comprehensive income	5,923,072
Total shareholders' equity	54,080,212
Total liabilities and shareholders' equity	$80,586,287

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:	2008	2007
Net income	$12,863,288	$7,405,372
Loss from discontinued operations	341,743	--
Income from continued operations	13,205,031	7,405,372
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	375,456	253,063
Amortization of intangible assets	113,578	75,772
Amortization of debt issuance costs	47,583	--
Amortization of debt discount	671,296	--
Allowance for bad debts	(112,459)
Loss on sale of marketable securities	19,819	--
Unrealized loss on marketable securities	1,150,516	--
Deferred compensation expense	28,750	--
Change in operating assets and liabilities
Accounts receivable	(7,246,740)	(3,308,650)
Accounts receivable - related parties	(1,403,383)	(245,420)
Notes receivables	59,790	(29,473)
Inventories	27,542	1,065,113
Other receivables	(254,886)	(937)
Other receivables - related parties	(81,384)
Advances to suppliers	(488,064)	(10,316)
Other assets	96,538	1,282,175
Accounts payable	1,159,105	(2,324,940)
Accrued liabilities	301,290	58,191
Other payables	2,146,659	(1,355,440)
Other payables - related parties	(962,509)	(592,232)
Liabilities from discontinued operations	(1,162,133)	--
Taxes payable	10,006,057	2,011,128
Net cash provided by operatingactivities	17,697,452	4,283,404

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	605,882	--
Payment for land use right	(8,246,830)	--
Purchase of equipment	(401,302)	(58,469)
Cash receipt from reverse acquisition	534,950	--
Net cash used in investing activities	(7,507,300)	(58,469)

CASH FLOWS FINANCING ACTIVITIES:
Proceeds from sale of common stock	337,500	--
Proceeds from sale of treasury stock	1,977	--
Payments for dividend	(10,520,000)	--
Payments for debt issuance cost	(354,408)	--
Proceeds from convertible debt	5,000,000	--
Proceed from officers	27,128	--
Payments for bank loans	(5,425,600)	(1,273,300)
Proceeds from bank loans	3,255,360	--
Notes payable	5,361,849	725,702
Restricted cash	(5,361,849)	(725,702)
Net cash used in financing activities	(7,678,043)	(1,273,300)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	1,324,727	166,101

INCREASE IN CASH	3,836,836	3,117,736

CASH, beginning of the period	17,737,208	3,371,598

CASH, end of the period	$21,574,044	$6,489,334

For more information, please contact:

Genesis Pharmaceuticals Enterprises, Inc.
Ms. Elsa Sung CFO
Tel: +1-954-727-8436
Email: genesispharm@gmail.com
Web: http://www.genesis-china.net

CCG Elite Investor Relations, Inc.
Mr. Crocker Coulson, President
Tel: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgelite.com

Source: Genesis Pharmaceuticals Enterprises, Inc.